October 16, 2023

Advisor Managed Portfolios
c/o U.S. Bancorp Fund Services, LLC
P.O. Box 701
Milwaukee, Wisconsin 53201-0701

Re:    Registration Statement on Form N-14

Ladies and Gentlemen:

We consent to the references to our firm in the registration statement on Form N-14 to be filed with the U.S. Securities and Exchange Commission on or about October 16, 2023, with respect to the CornerCap Fundametrics® Large-Cap ETF. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.
Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, NW Washington, DC 20004 +1.202.739.3000 United States +1.202.739.3001